Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-279570 and 333-287568) on Form S-8 of our report dated March 2, 2026, with respect to the consolidated financial statements of Core Scientific, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
March 2, 2026